Exhibit 99.1

MEDIA RELEASE

Fisher Communications, Inc. Reports Second Quarter 2009 Financial Results

SEATTLE, WA – (MARKETWIRE) – August 6, 2009 – Fisher Communications, Inc. (NASDAQ: FSCI) today reported its financial results for the second quarter ended June 30, 2009.

2009 Second Quarter Summary

•	Television revenue decreased 26% in the second quarter of 2009 compared with the same period last year, reflecting continued weakness in advertising during the quarter due to the challenging macro-economic environment, and a $2.0 million decline in political spending compared to the second quarter of 2008. Excluding political spending, television revenue declined 22% in the second quarter of 2009 compared to the same period last year.

•	Key advertising categories continued to experience significant declines from the second quarter of 2008, including automotive (down 58%), retail (down 25%), and professional services (down 26%).

•	Television broadcast cash flow (“BCF”) was $1.1 million in the second quarter, down from $9.1 million in the second quarter of 2008.

•	Radio revenue decreased 49% in the second quarter compared to the second quarter of 2008, while radio BCF increased $1.4 million compared to the same period last year, a result of the termination of the Company’s Seattle Mariners broadcast contract in 2008. Excluding the financial impact of the Seattle Mariners broadcast contract in 2008, radio revenue declined 21% and radio BCF decreased 30% over the same period.

Retransmission

Over the past three quarters, the Company executed final agreements or reached agreements in principle on key financial terms for new retransmission agreements with most of its distribution partners, whose prior retransmission agreements with the Company expired in December 2008. The Company and several of its cable distribution partners had not executed final agreements at June 30, 2009, even though key financial terms, including fees from January 1, 2009 forward, had been finalized. Accordingly, the Company’s second quarter financial results do not include approximately $2 million of cable retransmission fees attributable to those contracts for the period from January 1, 2009 to June 30, 2009. In July 2009, the agreements were fully executed. Therefore, the Company will record the retransmission fees attributable to the first six months of 2009 for those contracts as revenue in the third quarter of 2009.

On June 10, 2009, Fisher and DISH Network (“DISH”) executed a new multi-year retransmission agreement. As part of the agreement, the Company agreed to release all prior legal claims against DISH. The Company’s retransmission fees under the new DISH agreement began accruing as of the date of execution.

Seattle Radio

During the second quarter of 2009, Fisher began simulcasting its all-news radio station, KOMO AM 1000, on the FM dial at 97.7 pursuant to a local marketing agreement entered into with the station’s owner.

In July, advertisers in the Seattle-Tacoma market began buying radio advertising on the basis of Arbitron’s new Personal People Meter (PPM) ratings system. Fisher’s Hot Adult Contemporary station, branded as STAR 101.5, became the #1 ranked station in all key dayparts and demographics for the first three months of the new ratings system. The KOMO AM/FM simulcast also significantly improved its competitive position under the new ratings system for the month of June (the first full month of the simulcast), ranking #1 in its targeted Adults 35-64 demographic in afternoon Drive and #3 in Adults 35-64 during morning Drive.

Repurchase of Senior Notes

In the second quarter of 2009, the Company repurchased $12.8 million in aggregate principal amount of its 8.625% senior notes due in 2014 for total consideration of $11.4 million in cash, reflecting a discount to the face value of the notes of approximately 11%. The Company recorded a net gain of $1.2 million in the second quarter in connection with these repurchases.

Fisher Plaza Electrical Fire

On July 2, 2009, a small electrical fire contained within a garage level equipment room of the east building of Fisher Plaza disrupted city supplied electrical service to that building. The building is currently being powered by a combination of electricity from Seattle City Light and building generators, with back-up electricity available from a series of portable generators. The Company currently expects to be on 100% city power later this month.

The cause of the electrical fire remains under investigation. Based on the currently available information and our insurance coverage amounts, the Company currently does not expect the incident’s financial impact to be material.

Commentary on the Second Quarter

Fisher President and Chief Executive Officer Colleen B. Brown said: “Our financial performance continues to be affected by the overall weakness in the economy and its impact on our clients’ advertising budgets. While we expect that our advertising and business partners will remain cautious until the economic recovery begins, we believe we are seeing signs that the worst may be behind us, including an improvement in TV ad pacing. It is too early to make definitive predictions, but these are positive indications that we will be closely monitoring for the remainder of the year.

“We are pleased to have completed our key cable retransmission agreements, gaining some recognition for the value of our stations, and to have settled our dispute with DISH Network. In this challenging economic environment, we continue to seek new opportunities to drive incremental revenue by expanding our broadcast to broadband strategy. We also remain focused on improving our operational performance and effectively managing our cost structure.”

Second Quarter Results

Consolidated Results

Revenue for the second quarter of 2009 was $32.0 million, compared to revenue of $45.7 million in the second quarter of 2008, a decrease of $13.7 million, or 30%. The Company anticipated a significant portion of the decline, given that 2009 is an off-political year and the Company did not renew its Seattle Mariners broadcast contract in 2008.

Loss from operations was $2.1 million for the quarter, compared with a loss from operations of $3.5 million during the same period in 2008. The improvement was due primarily to a 31% decrease in total operating costs from the second quarter of 2008, which offset the 30% decline in revenue. Second quarter 2008 operating costs included approximately $6 million of non-recurring, non-cash charges. EBITDA totaled $1.2 million for the second quarter of 2009, compared to $6.5 million in the second quarter of 2008. Net loss for the second quarter was $2.1 million, or $0.24 per share, compared to net income of $63.7 million or $7.29 per share in the second quarter of 2008. Net income in the second quarter of 2008 included an after-tax gain on the sale of 1.5 million shares of Safeco Corporation of $67.4 million. Excluding the after-tax gain, net loss in the second quarter of 2008 was $3.7 million, or $0.42 per share.

Television Results

For the second quarter of 2009, the television segment reported revenue of $22.7 million, a 26% decrease from the $30.9 million generated in the comparable period of 2008. The decline was attributable to lower local, national, and political advertising revenue at a majority of our stations. TV BCF was $1.1 million, compared with $9.1 million in the same period of 2008, a decrease of 87%. The decrease in BCF was solely attributable to revenue declines.

During the second quarter, the television segment recorded $247,000 of political revenue, compared to $2.2 million during the same period last year, a decrease of 89%. Fisher recorded $791,000 in total retransmission consent revenue in the second quarter, an increase of 6% from the second quarter of 2008. This amount excludes approximately $1 million in retransmission fees for the second quarter (and another $1 million for the first quarter) attributable to certain retransmission consent agreements for which the key financial terms were finalized but which were not executed until the third quarter of 2009.

Radio Results

For the second quarter of 2009, the radio segment reported revenue of $5.9 million, a decrease of 49% from the $11.6 million earned in the comparable period of 2008. The decrease in revenue was more than offset by lower expenses, attributable largely to the absence of the Seattle Mariners broadcast contract in the second quarter of 2009. Radio BCF was $1.4 million, compared with a negative BCF of $6,000 in the second quarter of 2008. Excluding the Mariners contract, BCF decreased 30% from $2.0 million in the second quarter of 2008, a result of a 21% decline in non-Mariners revenue partially offset by a comparable reduction in non-Mariners expenses.

Fisher Plaza Results

For the second quarter of 2009, the Plaza segment reported revenue of $3.4 million, an 8% increase from the second quarter of 2008. Income from operations was $1.7 million, an increase of $374,000 and 29% compared to the same period in 2008. Plaza occupancy was 96% at the end of the second quarter of 2009, compared to 97% at the end of the second quarter of 2008. The slight decrease was attributable to a change in classification of approximately 4,400 square feet formerly occupied by Fisher but now vacant and available for lease.

Key Balance Sheet and Cash Flow Items

Cash, cash equivalents and short-term investments were $58.5 million at the end of the second quarter of 2009, compared to $91.5 million at December 31, 2008. The reduction was primarily due to the Company’s repurchase of $28 million in principal amount of its senior notes during the first six months of 2009.

Total debt outstanding was $122.1 million at the end of the second quarter of 2009, compared to $150.0 million at December 31, 2008. The Company’s Debt to Operating Cash Flow Ratio, as defined in the Company’s senior notes indenture, was 7.2 as of June 30, 2009 compared to 5.3 as of December 31, 2008.

Other components of cash flow for the second quarter of 2009 were capital expenditures of $5.3 million and cash payments for broadcast rights of $4.6 million.

Second Quarter Conference Call

Fisher will host a conference call today at 1:00 p.m. (PDT). Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 1-800-561-2718; confirmation code 42407004. A live audio webcast of the call will be accessible to the public on Fisher’s Web site, www.fsci.com. A recording of the webcast will subsequently be archived on the Web site and available for replay approximately 2 hours after the live event. The replay will be available for one week following the call. An audio replay of the call can be accessed for one week by dialing 1-888-286-8010 and entering confirmation code 60664924.

Definitions and Disclosures Regarding Non-GAAP Financial Information

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance.

The preceding discussion of our results includes a discussion of non-GAAP financial measures such as Broadcast Cash Flow (BCF) and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) These non-GAAP measures should not be viewed as alternatives or substitutes for GAAP reporting.

The Company believes the presentation of these non-GAAP measures is useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; and by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, time brokerage agreements or local marketing agreements. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

Television and radio BCF is calculated as income (loss) from the segment operations plus amortization of program rights, depreciation and amortization, non-cash charges, Internet and corporate expenses minus payments for broadcast rights, amortization of non-cash benefit resulting from a change in national advertising representation firm and non-convergence Internet revenue.

EBITDA is calculated as income from operations plus amortization of program rights, depreciation and amortization, stock-based compensation, and non-cash charges minus payments for broadcast rights and amortization of non-cash benefit resulting from a change in national advertising representation firm.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Fisher Communications, Inc.

Fisher Communications, Inc. is a Seattle-based communications company that owns and operates 13 full power television stations (including a 50%-owned television station), 7 low power television stations, and 8 radio stations (in addition to 2 radio stations not owned by the Company but for which the Company provides programming or sales services) in the Western United States. The Company also owns and operates Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle.  For more information about Fisher Communications, Inc., go to www.fsci.com.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” or “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by the risk factors contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which we have filed with the Securities and Exchange Commission.

Contacts:
Sard Verbinnen & Co
Paul Kranhold or Ron Low
(415) 618-8750
Robin Weinberg
(212) 687-8080

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Six months ended			Three months ended
	June 30,		%	June 30,		%
(in thousands, except per-share amounts)	2009	2008	change	2009	2008	change
Revenue	$60,496	$83,749	-28%	$31,983	$5,694	-30%

Operating expenses
Direct operating costs	31,678	35,090	-10%	15,850	17,729	-11%
Selling, general and administrative	24,954	35,189	-29%	12,514	21,332	-41%
expenses
Amortization of program rights	4,577	9,461	-52%	2,281	7,015	67%
Depreciation and amortization	6,723	6,213	8%	3,391	3,104	9%

	67,932	85,953	-21%	34,036	49,180	-31%

Loss from operations	(7,436)	(2,204)	237%	(2,053)	(3,486)	-41%
Gain on extinguishment of senior notes, net	2,965	—		1,173	—
Other income, net	829	105,762		535	104,732
Interest expense	(6,203)	(6,902)		(2,938)	(3,544)

Income (loss) from continuing operations	(9,845)	96,656		(3,283)	97,702
before income taxes
Provision (benefit) for income taxes	(3,446)	33,546		(1,149)	33,772

Income (loss) from continuing operations	(6,399)	63,110		(2,134)	63,930
Loss from discontinued operations, net of	—	(502)		—	(256)
income taxes

Net income (loss)	$(6,399)	$62,608		$(2,134)	$63,674

Income (loss) per share:
From continuing operations	$(0.73)	$7.23		$(0.24)	$7.32
From discontinued operations	—	(0.06)		—	(0.03)

Basic and diluted net income (loss) per	$(0.73)	$7.17		$(0.24)	$7.29
share

Income (loss) per share assuming dilution:
From continuing operations	$(0.73)	$7.23		$(0.24)	$7.32
From discontinued operations	—	(0.06)		—	(0.03)

Net income (loss) per share assuming	$(0.73)	$7.17		$(0.24)	$7.29
dilution

Weighted average shares outstanding	8,772	8,730		8,774	8,731
Weighted average shares outstanding	8,772	8,732		8,774	8,735
assuming dilution

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	(unaudited)
	June 30,	December 31,
(in thousands)	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$58,467	$31,835
Short-term investments	—	59,697
Receivables, net	22,116	26,044
Income taxes receivable	6,353	2,763
Deferred income taxes	1,763	1,763
Prepaid expenses and other assets	2,173	2,200
Television and radio broadcast rights	1,558	6,106

Total current assets	92,430	130,408
Cash value of life insurance and retirement deposits	17,758	17,425
Goodwill	13,293	13,293
Intangible assets	40,897	41,015
Other assets	6,045	6,955
Deferred income taxes	13,537	13,757
Property, plant and equipment, net	148,843	148,440

Total Assets	$332,803	$371,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$3,572	$4,339
Accrued payroll and related benefits	6,254	4,301
Interest payable	3,237	3,773
Television and radio broadcast rights payable	1,573	6,124
Current portion of accrued retirement benefits	1,254	1,254
Other current liabilities	6,169	5,712

Total current liabilities	22,059	25,503
Long-term debt	122,050	150,000
Accrued retirement benefits	19,415	19,439
Other liabilities	10,395	11,607

Total Stockholders’ Equity	158,884	164,744

Total Liabilities and Stockholders’ Equity	$332,803	$371,293

Fisher Communications, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(Unaudited)

	Six months ended June 30,
(in thousands)	2009	2008
Cash flows from operating activities
Net income (loss)	$(6,399)	$62,608
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	6,723	6,253
Deferred income taxes	203	74
Amortization of deferred financing fees	247	316
Amortization of broadcast rights	4,577	9,461
Gain on extinguishment of senior notes, net	(2,965)	—
Payments for broadcast rights	(4,593)	(9,588)
Amortization of short-term investment discount	(303)	—
Gain on sale of marketable securities	—	(103,621)
Net non-cash contract termination fee	—	4,990
Amortization of non-cash contract termination fee	(731)	(533)
Equity in operations of equity investees	73	(1)
Stock-based compensation	495	426
Other	63	182
Change in operating assets and liabilities
Receivables	3,928	(3,062)
Prepaid expenses and other current assets	27	(618)
Cash value of life insurance and retirement deposits	(333)	(413)
Other assets	92	1,005
Trade accounts payable, accrued payroll and related
benefits, interest payable, and other current liabilities	(648)	818
Income taxes receivable and payable	(3,591)	16,253
Accrued retirement benefits	(23)	11
Other liabilities	(384)	(483)

Net cash used in operating activities	(3,542)	(15,922)

Cash flows from investing activities
Purchases of marketable securities	—	(56)
Proceeds from sale of marketable securities	—	89,845
Purchase of television stations	—	(52,365)
Decrease in restricted cash	—	52,365
Redemption of short-term investments	60,000	—
Purchase of property, plant and equipment	(5,322)	(5,436)

Net cash provided by investing activities	54,678	84,353

Cash flows from financing activities
Borrowings under borrowing agreements	—	14,000
Payments on borrowing agreements	—	(14,000)
Repurchase of senior notes	(24,428)	—
Payments on capital lease obligations	(76)	(70)

Net cash used in financing activities	(24,504)	(70)

Net increase in cash and cash equivalents	26,632	68,361
Cash and cash equivalents, beginning of period	31,835	6,510

Cash and cash equivalents, end of period	$58,467	$74,871

Fisher Communications, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliations
(in thousands)

The following table provides a reconciliation of income (loss) from operations to EBITDA in each of the periods presented:

	Six Months ended		Three Months ended June 30,
	June 30,
	2009	2008	2009	2008
Income (loss) from operations (per GAAP, Statements of	$(7,436)	$(2,204)	$(2,053)	$(3,486)
Operations)
Add:

Amortization of program rights	4,577	9,461	2,281	7,015
Depreciation and amortization	6,723	6,213	3,391	3,104
Stock-based compensation	495	426	196	261
Non-cash charge resulting from forfeiture of non-	—	1,000	—	1,000
refundable deposit
Net non-cash charge resulting from change in national	—	4,990	—	4,990
advertising representation firm
Subtract:

Payments for television and radio broadcast rights	4,593	9,588	2,295	6,105
Amortization of non-cash benefit resulting from	731	533	366	316
change in national advertising representation firm
EBITDA (Non-GAAP)	$(965)	$9,765	$1,154	$6,463

EBITDA as a percentage of Revenue	(1.6%)	11.7%	3.6%	14.1%

The following table provides a reconciliation of net income (loss) to adjusted net loss in the periods presented:

	Three Months ended June 30,
	2009	2008
Net income (loss)	$(2,134)	$63,674
Subtract:

After-tax gain on sale of Safeco shares	—	67,354
Adjusted net loss (Non-GAAP)	$(2,134)	$(3,680)

The following table provides a reconciliation of television segment income (loss) from operations to television broadcast cash flow in each of the periods presented:

	Six Months ended		Three Months ended June 30,
	June 30,
	2009	2008	2009	2008
Television segment income (loss) from operations	$(5,771)	$2,697	$(2,178)	$152
Add:

Amortization of program rights	4,577	3,979	2,281	1,988
Depreciation and amortization	4,339	3,976	2,183	2,007
Corporate and internet expenses	4,277	5,562	1,891	2,716
Net non-cash charge resulting from change in	—	4,990	—	4,990
national advertising representation firm
Subtract:

Payments for television broadcast rights	4,593	4,017	2,295	1,927
Amortization of non-cash benefit resulting	731	533	366	316
from change in national advertising representation firm
Non-convergence internet revenue	709	1,013	376	556
Television Broadcast Cash Flow (Non-GAAP)	$1,389	$15,641	$1,140	$9,054

Television Broadcast Cash Flow as a percentage	3.2%	26.6%	5.0%	29.3%
of Television Segment Revenue

Television Segment Revenue	$43,004	$58,808	$22,721	$30,899

The following table provides a reconciliation of radio segment income (loss) from operations to radio broadcast cash flow in each of the periods presented:

	Six Months ended June 30,			Three Months ended June 30,
	2009	2008	2008 (1)	2009	2008	2008 (1)
Radio segment income (loss) from	$857	$(1,807)	$1,743	$931	$(1,434)	$1,366
operations
Add:

Amortization of program rights	—	5,482	—	—	5,027	—
Depreciation and amortization	372	449	449	174	216	216
Corporate expenses and other	644	388	401	268	363	380
Subtract:

Payments for radio broadcast rights	—	5,571	—	—	4,178	—
Radio Broadcast Cash Flow (Non-GAAP)	$1,873	$(1,059)	$2,593	$1,373	$(6)	$1,962

Radio Broadcast Cash Flow as a	17.3%	-5.7%	18.6%	23.2%	-0.1%	26.4%
percentage of Radio Segment Revenue

Radio Segment Revenue	$10,797	$18,478	$13,943	$5,909	$11,603	$7,440
(1)Excludes the financial impact of the Seattle Mariners broadcast contract.